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MGP Ingredients, Inc.
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On August 5, 2013, MGP Ingredients, Inc. issued a Press Release relating to financial results for the second quarter of 2013, which ended June 30, 2013 (the “Press Release”). A copy of the Press Release is furnished herewith as Exhibit 1.

Exhibit 1

FOR IMMEDIATE RELEASE

MGP INGREDIENTS, INC. REPORTS SECOND QUARTER RESULTS

Anticipated demand for premium spirits drives plans for increased production

Highlights

•       Net sales of $79.3 million; decline 7 percent vs year ago due to lower industrial alcohol sales

•       Growth in premium spirits remains strong

•       Sales of food ingredients up 10 percent vs year ago

•       Net income of $0.02 per diluted share compares with loss of $0.05 year ago

•       Company focused on increasing production of premium whiskeys and bourbons at Indiana distillery

ATCHISON, Kansas, August 5, 2013 - MGP Ingredients, Inc. (Nasdaq/MGPI) (the “Company”) today reported results for the second quarter ended June 30, 2013. Net income for the second quarter was $280,000, or $0.02 per diluted share, compared with a net loss of $850,000, or a loss of $0.05 per diluted share in the prior year. Net income (loss) comparisons are positive compared with a year ago despite reduced volume of industrial alcohol, higher commodity prices, and some temporary operational interruptions. The Company expects continued year-over-year sales declines in industrial alcohol for the remainder of 2013. In 2012 the Company’s distillery segment included sales of alcohol under a marketing agreement with Illinois Corn Processing (ICP). The marketing agreement expired effective January 1, 2013. The Company has not sourced product from ICP since April 2013.

Net sales for the second quarter declined by approximately 7 percent from the year-ago period. Higher beverage alcohol sales were offset by lower sales of bulk industrial alcohol. Demand for the Company’s portfolio of whiskeys and bourbons remains strong. Production of new distillate at the Indiana facility continues to grow. While distillery production has more than doubled since the operation was acquired at the end of 2011, MGP is planning further increases in output to support anticipated growth. Higher ingredient sales in the second quarter were led by strong demand for specialty starches and wheat proteins used in a variety of food applications in the U.S. and internationally. The Company’s latest innovation is a lightly hydrolyzed wheat protein named Optein™, which targets a number of applications such as nutritional drinks, smoothies, meal replacement bars and sports beverages. There were no sales in the Company’s other segment due to the sale of the bioplastics manufacturing business on February 8, 2013.

The Company’s gross profit in the second quarter of 2013 declined from year-ago levels, largely driven by the lower contribution from bulk industrial alcohol sales and higher input costs compared to a year ago. During the second quarter of 2013, the Company experienced unanticipated operational issues, including incoming power supply interruptions in Atchison, KS on three different days, which negatively impacted manufacturing output. Second quarter income from operations was $511,000 compared to a loss of $545,000 in the second quarter of 2012, due mainly to lower selling, general and administrative expenses year-over-year.

For the first six months of 2013, net sales declined by approximately 3.5 percent to $165.7 million. This was mainly due to a decrease in net sales of distillery products partially offset by increased net sales of ingredient solutions. For the year-to-date period the Company generated a gross profit margin of 7.5 percent compared to 6.7 percent in the prior year period. Income from operations for the first six months of 2013 was $1.8 million compared with a year ago loss of $2.8 million.

“Growth in the premium side of our business is gaining momentum. This is helping to offset the continuing commodity volatility and low margins in bulk industrial alcohol,” said Tim Newkirk, President and Chief

Executive Officer. “We also experienced a temporary production shortfall in the Atchison plant this quarter, without which our operating results would have looked much like those in the first quarter. That doesn’t mean that we are satisfied. Not by a long shot. We’re doing everything we can to cost optimize our bulk industrial alcohol business while supplies of U.S. corn are scarce. After back-to-back years of drought, and the resulting decline in physical corn stocks, industry experts are anticipating improvements by the end of this year’s planting season.”

He continued, “With greater liquidity in the corn markets MGP will be better able to match our costs and contract pricing. That’s the key for achieving acceptable gross margins in our industrial grades. In the meantime, we continue to shift our portfolio to higher profit products while driving our per-gallon costs lower. This business has been a significant cash generator in the past, and we expect it to do so again in the future.

“With our premium portfolio of whiskeys and bourbons we face a different kind of challenge: keeping up with demand. The supply shortage persists for both new and aged distillate in the U.S., as evidenced in announcements by several major market participants. MGP is one of the few independent producers of quality spirits, and that’s why our pipeline of new sales opportunities continues to grow. This growth, along with other customer orders dating back to 2012, is driving the need for increased production levels of brown goods at our Indiana distillery.”

Premium Spirits and Industrial Alcohol

•      Distillery products net sales for the second quarter were $63.9 million, a decrease of 10.2 percent compared to the prior year quarter. Increases in sales of premium spirits, whiskeys, bourbons and distillers feed were offset by the 95 percent reduction in the supply of bulk industrial alcohol from ICP over the same quarter a year ago.

•      The distillery products segment reported second quarter pre-tax income of $3.1 million, or 4.9 percent of net sales, compared to pre-tax operating income of $3.7 million, or 5.3 percent of net sales, during the same quarter a year ago. Quarter over quarter, pricing for distillery products was out-paced by increased costs for raw materials. For the second quarter, the per-bushel cost of corn averaged 14.4 percent higher than a year ago.

•      For the first six months of 2013, distillery segment sales were $134.7 million, a decrease of 6.2 percent. The distillery products segment reported pre-tax income of $7.4 million, or 5.6 percent of net sales, compared to pre-tax income of $6.4 million, or 4.5 percent of net sales, during the same period a year ago. Despite decreases in volume and pricing, the improvement in product mix led to a higher return on net sales.

Food Ingredients

•      Ingredient segment net sales for the second quarter were $15.4 million, an increase of 9.9 percent from the prior year’s quarter. Sales benefited from both higher average pricing and unit volumes, with specialty starches showing the largest net sales gains.

•      The ingredients segment reported second quarter pre-tax operating income of $875,000 or 5.7 percent of net sales, compared with income of $987,000, or 7.0 percent of net sales, for the same quarter a year ago. Gross profit margins decreased mainly due to higher raw material costs. The most notable was for flour, which averaged approximately 23.5 percent higher per pound over the prior year.

•      For the first six months of 2013, ingredient segment net sales were $30.8 million, an increase of 11.6 percent from the prior year period. The segment reported pre-tax income of $2.6 million, or 8.6 percent of net sales, compared to pre-tax income of $2.6 million, or 9.5 percent of net sales, during the same period a year ago. Similar to the results for the second quarter, gross profit margins for the six months decreased mainly due to higher raw material costs. The cost of flour increased by an average of 21.2 percent per pound over the prior year.

Summary

Newkirk said, “As a producer of alcohol since the 1940s, we are no strangers to grain cycles. However, this one has been particularly tough. On top of tight corn supplies we’ve faced intense price competition in the lower value alcohol grades. The proactive steps we have taken to increase our operating efficiencies and lower our costs along with efforts such as strategic sourcing for corn, have enabled us to operate with significantly lower levels of working capital while dramatically reducing the potential for mark-to-market volatility in our income statement.

“While our work is not yet complete, we’ve come a long way in shoring up MGP’s legacy business in high quality alcohols. Our ingredients business has turned around and continues to grow profitably. We’re executing on the things within our control, such as getting the right products to the right customers, creating new innovations, and improving our asset productivity.”

He concluded, “As we continue to drive toward stronger cash flows from our bulk industrial alcohol business, our immediate focus is on expanding production of premium whiskeys and bourbons at our Indiana facility to capitalize on the increased demand. Our Lawrenceburg facility has ample capacity and we are focused on implementing operational improvements to maximize production. Premium spirits offers our best long-term opportunity for revenue and profit growth. With a solid base of core customers, we continue to pursue new sales agreements with both branded spirits companies and distributors.”

About MGP Ingredients

MGP is a leading independent supplier of premium spirits, offering flavor innovations and custom distillery blends to the beverage alcohol industry. The Company also produces high quality food grade industrial alcohol and formulates grain-based starches and proteins into nutritional, as well as highly functional, innovations for the branded consumer packaged goods industry. Distilled spirits are produced at facilities in the adjacent towns of Lawrenceburg and Greendale, Indiana. The Company is headquartered in Atchison, Kansas, where a variety of distilled alcohol products and food ingredients are manufactured. For more information, visit mgpingredients.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as “intend,” “plan,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may,” “will,” “could,” “encouraged,” “opportunities,” “potential” and/or the negatives of these terms or variations of them or similar terminology. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Investors should not place undue reliance upon forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility or Indiana Distillery,  (ii) the availability and cost of grain and fluctuations in energy costs, (iii) the effectiveness of our hedging strategy, (iv) the competitive environment and related market conditions, (v) the ability to effectively pass raw material price increases on to customers, (vi) the viability of the Illinois Corn Processing, LLC (“ICP”) joint venture and its ability to obtain financing, (vii) our ability to maintain compliance with all applicable loan agreement covenants, (viii) our ability to realize operating efficiencies, (ix) actions of governments, (x) and consumer tastes and preferences.  For further information on these and other risks and uncertainties that may affect our business, including risks specific to our Distillery and Ingredient segments, see Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2012, as updated by Item 1A. Risk Factors of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013.

Important Additional Information

The definitive proxy statement, any other relevant documents and other materials filed with the SEC concerning the Company are available free of charge at www.sec.gov.  For a copy of final definitive materials with respect to 2013 Annual Meeting, including Amendment No. 3 of the supplement to the proxy statement, please see http://ir.mgpingredients.com/annuals.cfm. Voting remains open to stockholders of record at the close of business on April 3, 2013. Stockholders should carefully read the definitive proxy statement, including supplements thereto, before making any voting decision.

The Company and its directors, director nominees, the Company’s chief executive officer and its chief financial officer (the “Participants”) may be deemed to be participants in the solicitation of proxies in connection with the 2013 Annual Meeting.  Information regarding the Participants in the solicitation is more specifically set forth in the definitive proxy statement and the proxy statement supplement that were filed by the Company with the SEC and which are available free of charge from the SEC and the Company, as indicated above.

For More Information

Investors & Analysts:

George Zagoudis, Investor Relations

913-360-5441 or george.zagoudis@mgpingredients.com

Media:

Shanae Randolph, Corporate Director of Communications

913-360-5442 or shanae.randolph@mgpingredients.com

MGP INGREDIENTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(unaudited)	Quarter Ended		Year to Date Ended
(Dollars in thousands, except per share)	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Gross Sales	$83,707	$87,263	$172,425	$175,693
Less Excise Taxes	4,312	1,729	6,626	3,815
Net Sales	79,395	85,534	165,799	171,878
Cost of Sales	74,114	79,618	153,289	160,383
Gross Profit	5,281	5,916	12,510	11,495

Selling, General and Administrative Expenses	4,770	6,285	10,645	14,033
Other Operating Costs and Losses on Sale of Assets	—	176	58	250
Income (Loss) from Operations	511	(545)	1,807	(2,788)

Gain on Sale of Joint Venture Interest	—	—	—	4,055
Interest Income (Expense), Net	(277)	(230)	(560)	(483)
Equity in Earnings (Loss) of Joint Ventures	71	(143)	(871)	294
Income (Loss) from Continuing Operations Before Income Taxes	305	(918)	376	1,078

Provision (Benefit) for Income Taxes	25	(68)	25	52
Net Income (Loss) from Continuing Operations	280	(850)	351	1,026

Discontinued Operations, Net of Tax	—	—	1,406	—
Net Income (Loss)	280	(850)	1,757	1,026

Other Comprehensive Income (Loss)	(141)	12	(290)	185
Comprehensive Income	$139	$(838)	$1,467	$1,211

Basic and Diluted Earnings per Share
Net Income	$0.02	$(0.05)	$0.10	$0.06

Weighted average shares outstanding — Basic	17,006,922	16,916,304	17,003,056	16,916,304
Weighted average shares outstanding — Diluted	17,007,056	16,916,304	17,003,081	16,918,266

MGP INGREDIENTS, INC.

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(Dollars in thousands)	June 30, 2013	December 31, 2012	(Dollars in thousands)	June 30, 2013	December 31, 2012
ASSETS			LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Assets:			Current Liabilities:
Restricted Cash	$—	$12	Current Maturities of Long-term Debt	$1,601	$1,683
Receivables	31,157	35,325	Accounts Payable	18,653	18,860
Inventory	41,034	36,532	Accounts Payable to Affiliate, Net	—	4,008
Prepaid Expenses	1,814	697	Accrued Expenses	6,716	5,220
Deferred Income Taxes	4,943	5,283	Total Current Liabilities	26,970	29,771
Refundable Income Taxes	235	242
Total Current Assets	79,183	78,091	Other Liabilities:
			Long-term Debt, Less Current Maturities	4,395	5,168
			Revolving Credit Facility	24,663	25,893
Property and Equipment, at Cost	189,783	190,519	Deferred Credit	3,958	4,133
Less Accumulated Depreciation	(119,133)	(115,128)	Accrued Retirement, Health and Life	4,913	5,096
			Insurance Benefits	987	1,000
Net Property, Plant and Equipment	70,650	75,391	Other Noncurrent Liabilities	4,943	5,283
			Total Liabilities	70,829	76,344

Equity Method Investments	6,424	7,301	Stockholders’ Equity	87,691	86,827
Other Assets	2,263	2,388
TOTAL ASSETS	$158,520	$163,171	TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$158,520	$163,171

Capital Structure
Net Investment in:			Financed By:
Working Capital	$52,213	$48,320	Long-term Debt*	$29,058	$31,061
Property, Plant and Equipment	70,650	75,391	Deferred Liabilities	14,801	15,512
Other Noncurrent Assets	8,687	9,689	Stockholders’ Equity	87,691	86,827
Total	$131,550	$133,400	Total	$131,550	$133,400

*Excludes short-term portion.  Short-term portion is included within working capital.